Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: American Realty Investors, Inc. Investor Relations (800) 400-6407 investor.relations@primeasset.com
American Realty Investors, Inc. Reports Fourth Quarter 2008 Results
Dallas (March 31, 2009) — American Realty Investors, Inc. (NYSE:ARL), a Dallas-based real estate investment company, today reported results of operations for the year ended December 31, 2008. ARL announced today that the Company reported net income applicable to common shares of $20.1 million or $1.85 per diluted earnings per share which includes gain on land sales of $5.6 million and income from discontinued operations, net of minority interest of $68.7 million, as compared to $24.1 million or $2.35 per diluted earnings per share which includes gain on land sales of $20.5 million and income from discontinued operations, net of minority interest of $29.2 million for the same period ended December 31, 2007.
     In addition, ARL’s results of operations for the three months ended December 31, 2008 were a net loss applicable to common shares of ($18.1 million) or ($1.61) per diluted earnings per share, as compared to a net income of $60.6 million or $4.49 per diluted earnings per share for the same period ended December 31, 2007.
Results of the year ended December 31, 2008 as compared to the same period ended 2007;
     Rental revenues increased by $12.5 million which by segment is an increase in apartment revenues of $12.9 million and land of $2.3 million, offset by a decrease in hotels of $1.6 million and a decrease in land and other segment of $1.1 million.
     Property operating expenses increased by $10.8 million, which by segment is an increase in apartments of $9.3 million, an increase in commercial properties of $1.3 million, an increase in land and other segments of $0.7 million, offset by a decrease in hotels of $0.5 million.
     Depreciation expense increased by $3.5 million, which by segment is $3.1 million due to apartments, $0.4 million due to commercial properties, and $0.2 million due to hotels, offset by a decrease in land holdings of $0.2 million.
     Interest income increased by $2.2 million, the increase is due to receipt of interest income on the Unified Housing Foundation, Inc. notes receivables.
     Interest expense increased $3.5 million, which by segment is an increase in the apartment portfolio of $6.8 million, an increase in the commercial portfolio of $0.8 million and an increase in the other portfolio of $0.6 million, which is offset by a decrease in the hotel portfolio of $0.9 million and a decrease in the land portfolio of $3.8 million.
     Earnings from unconsolidated subsidiaries and investees were a loss of $1.9 million. This represents our portion of income(loss), “equity pickup” for unconsolidated subsidiaries and joint ventures.
     Involuntary conversion decreased by $34.8 million. There were no involuntary conversions in the current year.
     Provision for allowance on notes receivable and impairment was $12.4 million for the twelve months ended December 31, 2008. We recorded a $5.0 million allowance for doubtful receivables and a $7.4 million allowance for doubtful collectability of certain investments within our portfolio.
     Litigation settlement expense decreased as compared to the prior year. The majority of the decrease was due to recording a $1.3 million in expense related to the settlement of the Sunset litigation that was not previously accrued in the prior year.
     Gain on land sales has decreased by $14.9 million as we have sold less land than in prior year.
     Income from discontinued operations was $68.7 million for the year ended 2008 as compared to $29.2 million for the same period ended 2007. Included in discontinued operations are a total of 28 and 41 properties as of 2008 and 2007, respectively.
Results of the year ended December 31, 2007 as compared to the same period ended 2006;
     Rental and other property revenues increased $27.3 million, which by segment is an increase in the apartment portfolio of $7.8 million, an increase in the commercial portfolio of $23.8 million, and increase in the hotel portfolio of $0.4 million, offset by decreases in the land and other portfolios of $0.7 million in aggregate.
     Property operating expenses increased $13.0 million as compared to prior period, which by segment is an increase in the apartments of $3.9 million, an increase in the commercial of $10.1 million, an increase in other of $2.1 million, offset by a decrease in hotel and land of $1.9 million and $1.2 million, respectively.
     Depreciation and amortization expense increased $1.9 million, which by segment is an increase in apartments of $0.5 million and an increase in commercial of $1.4 million.

     General and administrative expenses increased $7.3 million. The majority of the increase is from $2.0 million in legal fees included in 2007, not included in 2006. In addition, the 2006 amount also includes credits for litigation reimbursements of $3.3 million.
     Advisory fees to affiliate increased by $2.2 million. The increase in fees was due to higher gross assets in 2007 than in 2006.
     Interest expense increased $21.6 million as compared to prior period. The increase is due to new loans on acquisitions, refinancings, and changes in variable rate debt.
     Gain on involuntary conversion increased by $14.3 million. The gain relates to the collection of insurance proceeds in regards to the damages sustained at our New Orleans commercial properties from Hurricane Katrina.
     In 2007, we recorded an impairment write down for Executive Court and Encon Warehouse for $0.2 million and $0.8 million, respectively.
     In 2006, we sold a note receivable at a loss recording a discount of $1.2 million. There have been no subsequent sales of note receivables.
     Litigation settlement was $1.0 million in 2007 due to paying expenses towards the settlement of the Sunset litigation that were not previously accrued.
     Gain on land sales decreased by $3.5 million as we sold less land in 2007.
     Income from discontinued operations was $29.2 million for the year ended 2007 as compared to $12.7 million for the same period ended 2006. Included in discontinued operations are a total of 41 and 46 properties as of 2007 and 2006, respectively.
About American Realty Investors, Inc.
     American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, hotels, shopping centers and developed and undeveloped land. We invest in real estate through direct equity ownership and partnerships nationwide. For more information, go to ARL’s web site at www.amrealtytrust.com.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2008	2007	2006
	(dollars in thousands, except share and per share amounts)
Revenues:
Rental and other property revenues	$181,920	$169,394	$142,138
Expenses:
Property operating expenses	117,973	107,200	94,233
Depreciation and amortization	27,646	24,164	22,248
General and administrative	17,384	16,624	9,336
Advisory fee to affiliate	15,940	14,893	12,678

Total operating expenses	178,943	162,886	138,495

Operating income	2,977	6,508	3,643
Other income (expense):
Interest income	7,390	5,236	6,000
Other income	8,699	8,406	5,821
Mortgage and loan interest	(92,610)	(89,088)	(67,484)
Earnings from unconsolidated subsidiaries and investees	(1,878)	286	1,540
Gain on foreign currency translation	(517)	—	—
Involuntary conversion	—	34,771	20,479
Provision for allowance on notes receivable and impairment	(12,417)	(1,003)	—
Discount on note receivable	—	—	(1,170)
Litigation settlement	(286)	(1,354)	15

Total other expenses	(91,619)	(42,746)	(34,799)

Loss before gain on land sales, minority interest, and income taxes	(88,642)	(36,238)	(31,156)
Gain on land sales	5,584	20,468	23,973
Minority interest	146	(2,652)	672

Loss from continuing operations from income tax benefit	(82,912)	(18,422)	(6,511)
Income tax benefit	36,838	15,744	6,852

Net loss from continuing operations	(46,074)	(2,678)	341

Income from discontinued operations, net of minority interest before income tax expense	105,704	44,984	19,577
Income tax expense	(36,996)	(15,744)	(6,852)

Net income from discontinuing operations, net of minority interest	68,708	29,240	12,725

Net income	22,634	26,562	13,066
Preferred dividend requirement	(2,487)	(2,490)	(2,491)

Net income applicable to common shares	$20,147	$24,072	$10,575

Earnings per share — basic
Loss from continuing operations	$(4.46)	$(0.51)	$(0.21)
Discontinued operations	6.31	2.86	1.25

Net income applicable to common shares	$1.85	$2.35	$1.04

Earnings per share — diluted
Loss from continuing operations	$(4.46)	$(0.51)	$(0.16)
Discontinued operations	6.31	2.86	0.97

Net income applicable to common shares	$1.85	$2.35	$0.81

Weighted average common share used in earnings per share	10,888,833	10,227,593	10,149,000
Weighted average common computing share used in computing diluted earnings per share	10,888,833	10,227,593	13,106,000

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2008	2007
	(dollars in thousands, except
	share and par value amounts)
Assets
Real estate, at cost	$1,712,506	$1,508,815
Real estate held for sale at cost, net of depreciation	10,333	61,128
Real estate subject to sales contracts at cost, net of depreciation	55,100	64,320
Less accumulated depreciation	(164,537)	(148,404)

Total real estate	1,613,402	1,485,859
Notes and interest receivable

Performing	68,845	69,977

Non-performing	20,032	16,468
Less allowance for estimated losses	(11,874)	(2,978)

Total notes and interest receivable	77,003	83,467
Cash and cash equivalents	6,042	11,560
Restricted cash	271	2,556
Investments in securities	2,775	13,157
Investments in unconsolidated subsidiaries and investees	27,113	23,867
Other assets	115,547	157,388

Total assets	$1,842,153	$1,777,854

Liabilities and Shareholders’ Equity
Liabilities:

Notes and interest payable	$1,311,935	$1,221,987
Notes related to assets held-for-sale	7,722	116,377
Notes related to subject to sales contracts	62,972	62,513
Stock-secured notes payable	14,026	17,546

Accounts payable and other liabilities	147,920	104,884

	1,554,575	1,523,307

Commitments and contingencies:
Minority interest	81,900	62,161
Shareholders’ equity:
Preferred Stock, $2.00 par value, authorized 15,000,000 shares, issued and outstanding Series A, 3,390,316 share in 2008 and 3,390,316 shares in 2007 (liquidation preference $33,909), including 900,000 shares in 2008 and 2007 held by subsidiaries	4,979	4,979

Common Stock, $.01 par value, authorized 100,000,000 shares; issued 11,874,138 shares in 2008 and 11,592,272 shares in 2007	114	114

Treasury stock at cost; 637,072 and 1,129,530 shares in 2008 and 2007, respectively, which includes 276,972 and 746,972 shares held by TCI (consolidated) as of 2008 and 2007, respectively.	(5,954)	(12,664)
Paid-in-capital	92,609	100,277
Retained earnings	119,599	99,452
Accumulated other comprehensive income (loss)	4,331	228

Total shareholders’ equity	215,678	192,386

Total liabilities and shareholders’ equity	$1,842,153	$1,777,854